Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick Soon-Shiong and Bob Petrou, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Annual Report on Form 10-K has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick Soon-Shiong	Chairman, Chief Executive Officer and Director	March 29, 2019
Patrick Soon-Shiong	(Principal Executive Officer)

/s/ Bob Petrou	Chief Financial Officer	March 29, 2019
Bob Petrou	(Principal Financial and Accounting Officer)

/s/ Ron Louks	Chief Operating Officer and Director	March 29, 2019
Ron Louks

/s/ Michael S. Sitrick	Director	March 29, 2019
Michael S. Sitrick

/s/ Kirk K. Calhoun	Director	March 29, 2019
Kirk K. Calhoun

/s/ Mark Burnett	Director	March 29, 2019
Mark Burnett

/s/ Michael Blaszyk	Director	March 29, 2019
Michael Blaszyk